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                                                                   Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 1993, which appears on page 32 of Amoco Corporation's Annual Report to shareholders for the year ended December 31, 1992, which is incorporated by reference in Amoco Corporation's Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 14 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 23, 1993, which appears on page 3 of the Annual Report of the Amoco Employee Savings Plan on Form 11-K for the year ended December 31, 1992.




   PRICE WATERHOUSE

   Chicago, Illinois
   March 9, 1994
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